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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K
                                    ---------

               [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 2002

                                       or

        [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


               For the transition period from ________ to ________


                           Commission File No. 0-25642
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            A. Full title of the plan and the address of the plan, if
                 different from that of the issuer named below:

                    COMMONWEALTH INDUSTRIES, INC. 401(K) PLAN
           AND COMMONWEALTH ALUMINUM LEWISPORT, LLC HOURLY 401(K) PLAN
                                 --------------

  B. Name of issuer of securities held pursuant to the plan and the address of its principal executive office:

                          COMMONWEALTH INDUSTRIES, INC.
                            500 West Jefferson Street
                             PNC Plaza - 19th Floor
                         Louisville, Kentucky 40202-2823

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
                                    FORM 11-K
                    Commonwealth Industries, Inc. 401(k) Plan
           and Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan
                                December 31, 2002



The following financial statements and supplemental schedules of the Plans filed as exhibits to this Form 11-K are incorporated herein by reference and submitted in paper format on Form SE:

         Financial Statements:

              Statements of Net Assets Available for Benefits as of
                  December 31, 2002 and 2001

              Statements of Changes in Net Assets Available for Benefits for the
                  years ended December 31, 2002 and 2001

              Notes to Financial Statements

         Supplemental Schedules:

              Schedule H, Line 4i - Schedule of Assets (Held at End of Year),
                  December 31, 2002

              Schedule H, Line 4j - Schedule of Reportable Transactions for the
                  year ended December 31, 2002



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Signature Page                                                    3

Exhibit Index                                                     4

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Committee of Commonwealth Industries, Inc. has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


               Commonwealth Industries, Inc. 401(k) Plan and Commonwealth Aluminum Lewisport, LLC
               Hourly 401(k) Plan

               By:      /s/ Donald L. Marsh, Jr.
                        ------------------------
                        Donald L. Marsh, Jr.
                        Executive Vice President and
                        Chief Financial Officer
                        Commonwealth Industries, Inc. and a
                        member of the Benefits Committee

Date:    June  23, 2003

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                                  Exhibit Index
                                  -------------

Exhibit
Number                     Description
-------                    -----------
    13.1* Financial statements and supplemental schedules of the Commonwealth Industries, Inc. 401(k) Plan as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, including report of independent auditors.

    13.2* Financial statements and supplemental schedules of the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, including report of independent auditors.

    23    Consent of PricewaterhouseCoopers LLP

    32    Section 1350 Certifications ("Section 906 Certifications").

* Exhibits 13.1 and 13.2 above are submitted in paper format on Form SE.

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                                                              Exhibit 23
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                         Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-90292) of Commonwealth Industries, Inc. of our reports dated June 20, 2003 relating to the financial statements and supplemental schedules of the Commonwealth Industries, Inc. 401(k) Plan and the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan, which appear in this Form 11-K.


/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
June 20, 2003

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                                                              Exhibit 32
                                                              ----------

                                  Certification
            Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
                    (Subsections (a) and (b) of Section 1350
                   Chapter 63 of Title 18, United States Code)

     Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), each of the undersigned officers of Commonwealth Industries, Inc., a Delaware corporation (the "Company"), does hereby certify, to such officer's knowledge, that:
     The Company's Annual Report on Form 11-K for the Commonwealth Industries, Inc. 401(k) Plan and Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan (the "Plans") for the year ended December 31, 2002 (the "Report") fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plans.



Dated: June 23, 2003         /s/ Mark V. Kaminski
                             --------------------------------
                             Name:  Mark V. Kaminski
                             Title: President and Chief Executive Officer



Dated: June 23, 2003         /s/ Donald L. Marsh, Jr.
                             --------------------------------
                             Name:  Donald L. Marsh, Jr.
                             Title: Executive Vice President and
                                    Chief Financial Officer

     The foregoing certification is being furnished as an exhibit solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Report or as a separate disclosure document.

     A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.